Exhibit 10.1

THE EXCHANGE CONTEMPLATED HEREIN IS INTENDED TO COMPORT WITH THE REQUIREMENTS OF SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exchange Agreement

THIS EXCHANGE AGREEMENT (this “Agreement”) is executed as of March 31, 2026 by and between Virtuix Holdings Inc., a Delaware corporation (the “Company”), and Streeterville Capital, LLC, a Utah limited liability company, its successors and/or assigns (“Holder”). Capitalized terms not defined herein shall have the same meaning as set forth in the Exchange Note (as defined below).

A. The Company previously sold and issued to the investors listed on Schedule 1 (the “Note Sellers”) those certain 2024 Subordinated Promissory Notes various dates from July 15, 2024 to December 10, 2024 (each, an “Issuance Date” and together, the “Issuance Dates”) listed on Schedule 1 and in the original principal amounts set forth thereon (as amended, the “Prior Notes”).

B. Pursuant to those certain Note Purchase Agreements dated March 30, 2026 (each, a “Purchase Agreement” and together, the “Purchase Agreements”), Holder purchased the Prior Notes from the Note Sellers.

C. Subject to the terms of this Agreement, Holder and the Company desire to exchange (such exchange is referred to as the “Note Exchange”) the Prior Notes for a new Promissory Note in the original principal amount of $2,681,718.42 substantially in the form attached hereto as Exhibit A (the “Exchange Note”). The Note Exchange will consist of Holder surrendering the Prior Notes in return for the Exchange Note. Other than the surrender of the Prior Notes, no consideration of any kind whatsoever shall be given by Holder to the Company in connection with this Agreement.

D. This Agreement, the Exchange Note, the Guaranty (as defined below), the Officer’s Certificate (as defined below), and any other documents, agreements, or instruments entered into or delivered in connection with this Agreement, or any amendments to any of the foregoing, are collectively referred to as the “Exchange Documents”.

E. Pursuant to the terms and conditions hereof, Holder and the Company agree to exchange the Prior Notes for the Exchange Note.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Issuance of Exchange Note. Upon execution of this Agreement, Holder will surrender the Prior Notes to the Company, and the Company will issue to Holder the Exchange Note. In conjunction therewith, the Company hereby confirms that the Prior Notes represent the Company’s unconditional obligation to pay the outstanding balances thereof pursuant to the terms of the Prior Notes. The Company and Holder agree that upon surrender, the Prior Notes will be cancelled and the remaining amount owed to Holder pursuant to the Prior Notes shall hereafter be evidenced solely by the Exchange Note.

2. Guaranty. The Note will be guaranteed by the Company’s subsidiary, Virtuix, Inc., a Delaware corporation (“Virtuix Inc.”) pursuant to the Guaranty attached hereto as Exhibit B (the “Guaranty”).

3. Closing. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 9 and Section 10 below, the closing of the transaction contemplated hereby (the “Closing”) along with the delivery of the Exchange Note and the other Exchange Documents shall occur on the date that is mutually agreed to by the Company and Holder (the “Closing Date”) by means of the exchange of electronic signatures, but shall be deemed to have occurred at the offices of Hansen Black Anderson Ashcraft PLLC in Lehi, Utah.

4. Holding Period, Tacking and Legal Opinion. The Company represents, warrants and agrees that for the purposes of Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), the holding period of the Exchange Note will include the holding periods of the Prior Notes from the respective Issuance Dates set forth on Schedule 1, which Issuance Dates are the dates that the Prior Notes were fully paid for. The Company agrees not to take a position contrary to this Section 4 in any document, statement, setting, or situation and further acknowledges that, except as has been provided to Holder, the Prior Notes have not been amended or altered since their issuance. The Exchange Note is being issued in substitution of and exchange for and not in satisfaction of the Prior Notes. The Exchange Note shall not constitute a novation or satisfaction and accord of the Prior Notes. The Company acknowledges and understands that the representations and agreements of the Company in this Section 4 are a material inducement to Holder’s decision to consummate the transactions contemplated herein.

5. Representations, Warranties and Covenants of Holder. Holder represents, warrants, and covenants to the Company that:

5.1. Investment Purpose. Holder is acquiring the Exchange Note for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

5.2. Accredited Investor Status. Holder is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act.

5.3. Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Holder and is a valid and binding agreement of Holder enforceable in accordance with its terms.

5.4. Brokers. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Holder in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Holder or any action taken by Holder.

6. Representations, Warranties, and Covenants of the Company. The Company hereby makes the representations set forth below and covenants and agrees as follows to Holder (in addition to those set forth elsewhere herein):

6.1. Organization and Qualification. The Company has been duly organized, validly exists and is in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to enter into this Agreement and this Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the United States Bankruptcy Code and laws effecting creditors’ rights, generally. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary.

6.2. Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Exchange Note, and each of the other Exchange Documents and to issue the Exchange Note in accordance with the terms hereof, (ii) the execution and delivery of the Exchange Documents by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the issuance of the Exchange Note, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Exchange Documents have been duly executed and delivered by the Company, (iv) the Exchange Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, (v) no further authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any lender of the Company is required to be obtained by the Company for the issuance of the Exchange Note to Holder or the entering into of the Exchange Documents, and (vi) the Company’s signatory has full corporate or other requisite authority to execute the Exchange Documents and to bind the Company. The Company’s Board of Directors has duly adopted a resolution authorizing this Agreement and the other Exchange Documents and ratifying their terms, as indicated by the Officer’s Certificate.

6.3. Issuance of Exchange Note. The issuance of the Exchange Note is duly authorized and the Exchange Note is and will be, upon issuance, free and clear of all taxes, liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description other than liens in favor of Holder, and when issued will be validly issued, fully paid and non-assessable.

6.4. No Conflicts. The execution and delivery of the Exchange Documents by the Company, the issuance of the Exchange Note in accordance with the terms hereof, and the consummation by the Company of the other transactions contemplated by the Exchange Documents do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the Company’s formation documents or bylaws, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including, without limitation, any listing agreement for the Common Stock, or (iii) any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal, state or foreign regulatory body, administrative agency, or other governmental body having jurisdiction over Company or any of Company’s properties or assets.

6.5. Common Stock Registered. The Company has registered its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act.

6.6. SEC Documents: Financial Statements. None of the Company’s filings filed with the United States Securities and Exchange Commission (the “SEC”) contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has not consummated any financing transaction that has not been disclosed in a periodic filing or current report with the SEC under the 1934 Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC under the 1934 Act on a timely basis or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension.

6.7. Not a Shell Company. The Company is not, nor has it been at any time in the previous twelve (12) months, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the Securities Act.

6.8. Brokers. The Company has taken no action which would give rise to any claim by any person for a brokerage commission, placement agent or finder’s fees or similar payments by Holder relating to this Agreement or the transactions contemplated hereby. The Company shall indemnify and hold harmless each of Holder, its employees, officers, directors, stockholders, managers, agents, attorneys, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses suffered in respect of any such claimed or existing fees.

6.9. Authorization and Issuance. The Prior Notes were authorized by all necessary company action and validly issued and executed, and the Company’s signatory had full corporate or other requisite authority to execute such agreements and to bind the Company.

6.10. Holding Period. After due inquiry, the Company represents and warrants that at all times, the Company has complied in all material respects with all applicable securities and other applicable laws in relation with the issuance, holding and transfer of the Prior Notes. To the Company’s knowledge, no violation of securities and other applicable laws occurred in connection with the acquisition, issuance, or holding of the Prior Notes.

6.11. No Modifications. No written document, agreement, instrument, contract, amendment or modification to the Prior Notes exists that supplements, modifies, or amends the Prior Notes, with the following exceptions: (i) that certain Amendment No. 1 to 2024 Note Purchase Agreement and 2024 Subordinated Promissory Notes dated August 8, 2024; (ii) that certain Amendment No. 2 to 2024 Subordinated Promissory Notes dated June 18, 2025; and (iii) that certain Amendment No. 3 to 2024 Subordinated Promissory Notes dated December 11, 2025, all delivered to Holder prior to the date hereof.

6.12. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock of the Company, $0.001 par value per share (“Common Stock”), or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the Company or its operations.

6.13. No Additional Consideration. The Company has not received any cash or property consideration in any form whatsoever for entering into this Agreement, other than the surrender of the Prior Notes.

6.14. Recitals. All of the information, facts and representations set forth in the Recitals section of this Agreement are in all respects true and accurate as of the date hereof and are incorporated as representations and warranties of the Company as if set forth in this Section 6.

6.15. Acknowledgement of Obligations. The Company hereby acknowledges, confirms and agrees that the obligations of the Company to Holder under the Exchange Note are unconditionally owed by the Company to Holder without offset, defense or counterclaim of any kind, nature or description whatsoever.

6.16. Sufficient Contacts. The Company acknowledges that the State of Utah has a reasonable relationship and sufficient contacts to the transactions contemplated by the Exchange Documents and any dispute that may arise related thereto such that the laws and venue of the State of Utah, as set forth more specifically in Section 11.3 below, shall be applicable to the Exchange Documents and the transactions contemplated therein.

6.17. Subordination. The Prior Notes are not subject to any subordination or intercreditor agreement still in effect and there are no restrictions binding on the Company with respect to making payments under the Prior Notes.

7. Company Covenants. Until all of Company’s obligations under the Exchange Note are paid and performed in full, or within the timeframes otherwise specifically set forth below, Company will at all times comply with the following covenants: (i) so long as Holder beneficially owns the Exchange Note and for at least twenty (20) days thereafter, Company will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 of the 1933 Act, is publicly available, and will not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination; (ii) the Common Stock shall be listed or quoted for trading on NYSE, NYSE American or Nasdaq; (iii) trading in Company’s Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s principal trading market; (iv) except with respect to (a) liens arising in connection with acquisitions after the date hereof solely on assets of an acquisition target securing acquisition-related seller financing, (b) statutory liens for taxes, assessments, or governmental charges not yet due or being contested in good faith by appropriate proceedings; (c) liens arising in the ordinary course of business, (d) liens arising by operation of law, and (e) liens existing on the date hereof and disclosed in writing to Holder (collectively, “Permitted Liens”), Company will not encumber, mortgage, pledge or grant a security interest in any of its assets; (v) Company will not make any Restricted Issuance (as defined below) without Holder’s prior written consent, which consent may be granted or withheld in Holder’s sole and absolute discretion; provided, however, that Holder’s consent will not be required for a Permitted Issuance; (vi) Company will not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company: (a) from entering into a variable rate transaction with Holder or any affiliate of Holder, or (b) from issuing Common Stock, preferred stock, warrants, convertible notes, other debt securities, or any other Company securities to Holder or any affiliate of Holder; (vii) Company will notify Holder of any action, suit, proceeding, inquiry or investigation filed or initiated against Company or Virtuix Inc within five (5) Trading Days of the initiation of such; and (viii) neither Company nor Virtuix Inc will sell, transfer or issue any equity or grant any rights to any equity interest or voting rights in Virtuix Inc.

For purposes hereof, the term “Restricted Issuance” means the issuance, incurrence or guaranty of any debt obligations (including any merchant cash advance, account receivable factoring or other similar agreement) or the issuance of any securities that: (1) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Common Shares, (2) are or may become convertible into Common Shares (including without limitation convertible debt, warrants or convertible preferred shares), with a conversion price that varies with the market price of the Common Shares, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; (3) have a fixed conversion price, exercise price or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security (A) due to a change in the market price of Company’s Common Shares since the date of the initial issuance, or (B) upon the occurrence of specified or contingent events directly or indirectly related to the business of Company (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction); or (4) are issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange; other than any of the following (each, a “Permitted Issuance”): (a) debt for equipment financing or trade payables, in each case, in the ordinary course of business, (b) acquisition-related debt with no variable price features and solely encumbering assets acquired in such acquisition or acquisitions, (c) debt that is subordinated to the Exchange Note, (d) Common Shares issued pursuant to an “at-the-market” facility, (e) current or future ATM facilities; or (f) primary offerings of Common Shares or Warrants without variable price mechanics or any anti-dilution, “alternate cash exercise”, or other similar mechanics or provisions that would allow for the reduction of the exercise price of the warrants or increase the number of shares exercisable under the warrants.

8. Releases and Waivers.

8.1. The Company hereby waives, to the fullest extent allowable under law, any and all defenses that may be available to a debtor under applicable state and federal law including, without limiting the foregoing, any and all defenses available to a debtor or maker under the provisions of the Uniform Commercial Code pertaining to negotiable instruments.

8.2. Upon execution of this Agreement, the Company releases and forever discharges Holder of and from any and all manner of actions, suits, debts, sums of money, contracts, agreements, claims and demands at law or in equity, that the Company had, or may have arising from the Prior Notes; provided, however, that such release shall not extend to (i) any claims arising from the Holder’s breach of the Exchange Documents, (ii) any claims for fraud or willful misconduct by Holder, or (iii) any obligations of the Holder arising under the Exchange Documents that survive the Closing.

9. Conditions to the Company’s Obligation to Exchange. The obligation of the Company hereunder to exchange the Prior Notes for the Exchange Note at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

9.1. Holder shall have executed and delivered this Agreement to the Company.

9.2. Holder shall have delivered a copy of the Prior Notes to the Company for cancellation.

10. Conditions to Holder’s Obligation to Exchange. The obligation of Holder hereunder to Exchange the Prior Notes at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for Holder’s sole benefit and may be waived by Holder at any time in its sole discretion:

10.1. The Company shall have executed and delivered this Agreement and the Exchange Note to Holder.

10.2. The Company shall have delivered to Holder a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit C (the “Officer’s Certificate”) evidencing the Company’s approval of the Note Exchange and the Exchange Documents.

10.3. Virtuix, Inc. shall have issued and delivered the Guaranty to Holder.

10.4. The Company shall have delivered to Holder all other Exchange Documents.

11. Miscellaneous. The provisions set forth in this Section 11 shall apply to this Agreement, as well as all other Exchange Documents as if these terms were fully set forth therein.

11.1. Defined Terms. To the extent any capitalized term used in any Exchange Document is defined in any other Exchange Document (as noted therein), such capitalized term shall remain applicable in the Exchange Document in which it is so used even if the other Exchange Document (wherein such term is defined) has been released, satisfied, or is otherwise cancelled.

11.2. Arbitration of Claims. Each party agrees that any dispute arising out of or relating to this Agreement or any other Exchange Document shall be subject to the Arbitration Provisions attached hereto as Exhibit D.

11.3. Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah without regard to the principles of conflict of laws. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to this Agreement or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah. Without modifying the parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, each party hereto submits to the exclusive jurisdiction of any state or federal court sitting in Salt Lake County, Utah in any proceeding arising out of or relating to this Agreement and agrees that all Claims in respect of the proceeding may only be heard and determined in any such court and hereby expressly submits to the exclusive personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

11.4. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein, no person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

11.5. Pronouns. All pronouns and any variations thereof in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the context may permit or require.

11.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

11.7. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

11.8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

11.9. Entire Agreement. This Agreement, together with the Exchange Note, and the other Exchange Documents, constitutes and contains the entire agreement between the parties hereto, and supersedes all prior oral or written agreements and understandings between Holder, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Holder makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between the Company and Holder, or any affiliate thereof, related to the transactions contemplated by the Exchange Documents (collectively, “Prior Agreements”), that may have been entered into between the Company and Holder, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Exchange Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Exchange Documents, the Exchange Documents shall govern.

11.10. No Reliance. The Company acknowledges and agrees that neither Holder nor any of its officers, directors, members, managers, partners, representatives or agents has made any representations or warranties to the Company or any of its officers, directors, stockholders, agents, representatives, or employees except as expressly set forth in the Exchange Documents and, in making its decision to enter into the transactions contemplated by the Exchange Documents, the Company is not relying on any representation, warranty, covenant or promise of Holder or its officers, directors, members, managers, agents or representatives other than as set forth in the Exchange Documents.

11.11. Amendment. Any amendment, supplement or modification of or to any provision of this Agreement, shall be effective only if it is made or given by an instrument in writing (excluding any email message) and signed by the Company and Holder.

11.12. No Waiver. No forbearance, failure or delay on the part of a party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement shall be effective (a) only if it is made or given in writing (including an email message) and (b) only in the specific instance and for the specific purpose for which made or given.

11.13. Assignment. Notwithstanding anything to the contrary herein, the rights, interests or obligations of the Company hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder, which consent may be withheld at the sole discretion of Holder; provided, however, that in the case of a merger, sale of substantially all of the Company’s assets or other corporate reorganization, Holder shall not unreasonably withhold, condition or delay such consent. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Holder hereunder may be assigned by Holder to a third party, including its financing sources, in whole or in part.

11.14. Advice of Counsel. In connection with the preparation of this Agreement and all other Exchange Documents, each of the Company, its stockholders, officers, agents, and representatives acknowledges and agrees that the attorney that prepared this Agreement and all of the other Exchange Documents acted as legal counsel to Holder only. Each of the Company, its stockholders, officers, agents, and representatives (i) hereby acknowledges that he/she/it has been, and hereby is, advised to seek legal counsel and to review this Agreement and all of the other Exchange Documents with legal counsel of his/her/its choice, and (ii) either has sought such legal counsel or hereby waives the right to do so.

11.15. No Strict Construction. The language used in this Agreement is the language chosen mutually by the parties hereto and no doctrine of construction shall be applied for or against any party.

11.16. Attorneys’ Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement or any of the other Exchange Documents, the parties agree that the prevailing party be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading. If (i) the Exchange Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Holder otherwise takes action to collect amounts due under the Exchange Note or to enforce the provisions of the Exchange Note, or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting the Company’s creditors’ rights and involving a claim under the Exchange Note; then the Company shall pay the costs incurred by Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees, expenses, deposition costs, and disbursements.

11.17. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER EXCHANGE DOCUMENT, OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

11.18. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.19. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail or with an international courier, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Virtuix Holdings Inc.

Attn: Jan Goetgeluk

11500 Metric Blvd, Suite 430

Austin, TX 78758

If to Holder:

Streeterville Capital, LLC

Attn: John M. Fife

297 Auto Mall Drive, Suite #4

St. George, Utah 84770

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan K. Hansen

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84048

11.20. Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement for the maximum time allowable by applicable law.

11.21. Transaction Fees. Except as otherwise set forth herein, each party shall be responsible for its own attorneys’ fees and other costs and expenses associated with documenting and closing the transaction contemplated by this Agreement.

11.22. Specific Performance. The Company and Holder acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement or any of the other Exchange Documents were not performed in accordance with its specific terms. It is accordingly agreed that Holder shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Exchange Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which Holder may be entitled under the Exchange Documents, at law or in equity. Company specifically agrees that: (i) following an Event of Default (as defined in the Exchange Note) under the Note, Holder shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting Company from issuing any of its Common Stock or preferred stock to any party unless fifty percent (50%) of the gross proceeds received by Company in connection with such issuance are simultaneously used by Company to make a payment under the Note; and (ii) following a breach of Section 7(vi) above, Holder shall have the right to seek and receive injunctive relief from a court or arbitrator invalidating such lock-up Company specifically acknowledges that Holder’s right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to Holder. For the avoidance of doubt, in the event Holder seeks to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any Exchange Document, such action shall not be a waiver of any right of Holder under any Exchange Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Exchange Documents, nor shall Holder’s pursuit of an injunction prevent Holder, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims in the future in a separate arbitration.

11.23. Time is of the Essence. Time is expressly made of the essence of each and every provision of this Agreement and the Exchange Documents.

11.24. Voluntary Agreement. The Company has carefully read this Agreement and each of the other Exchange Documents and has asked any questions needed for the Company to understand the terms, consequences and binding effect of this Agreement and each of the other Exchange Documents and fully understand them. The Company has had the opportunity to seek the advice of an attorney of the Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Exchange Documents voluntarily and without any duress or undue influence by Holder or anyone else.

[Remainder of the page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, each of the undersigned represents that the foregoing statements made by it above are true and correct and that it has caused this Exchange Agreement to be duly executed on its behalf (if an entity, by one of its officers thereunto duly authorized) as of the date first above written.

HOLDER:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

Virtuix Holdings Inc.

By:	/s/ Jan Goetgeluk
Jan Goetgeluk, Chief Executive Officer

ATTACHMENTS:

Schedule 1	Note Sellers
Exhibit A	Exchange Note
Exhibit B	Guaranty
Exhibit C	Officer’s Certificate
Exhibit D	Arbitration Provisions

[Signature Page to Exchange Agreement]

SCHEDULE 1

NOTE SELLERS

Note Seller	Issuance Date	Original Principal Amount	Outstanding Balance
Paul A. Farr	July 15, 2024	$250,000	$326,808.22
Goedele Criel	July 15, 2024	$50,000	$65,361.64
Jonathan Brown	July 15, 2024	$100,000	$130,723.29
Madison Trust Company FBO Michael H. Jones M24079375	July 24, 2024	$100,000	$130,279.45
Christian Van Craeyvelt	July 16, 2024	$50,000	$65,336.99
Denis Van Loo	July 15, 2024	$100,000	$130,723.29
Walter A. Formby	July 16, 2024	$300,000	$392,021.92
Golden Properties, LLC	July 15, 2024	$50,000	$65,361.64
Stephen Snodell	July 15, 2024	$300,000	$392,169.86
Patrick Clerkin	August 12, 2024	$50,000	$64,671.23
Matthew Kerin	August 13, 2024	$50,000	$64,646.58
George Garcia	August 22, 2024	$100,000	$128,849.32
Truffle B.V.	August 23, 2024	$200,000	$257,600.00
Quest Trust Company FBO Brian Chiu IRA	August 28, 2024	$100,000	$128,553.42
Anthony Foux	September 3, 2024	$50,000	$64,128.77
Heron Capital LLC	December 10, 2024	$17,500	$21,599.32

Exhibit D

ARBITRATION PROVISIONS

1. Dispute Resolution. For purposes of these arbitration provisions (the “Arbitration Provisions”), the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Exchange Documents and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions (defined below)) or any of the other Exchange Documents. For the avoidance of doubt, Holder’s pursuit of an injunction or other Claim pursuant to these Arbitration Provisions or with a court will not later prevent Holder under the doctrines of claim preclusion, issue preclusion, res judicata or other similar legal doctrines from pursuing other Claims in a separate arbitration in the future. The parties to the Agreement (the “parties”) hereby agree that the Claims may be arbitrated in one or more arbitrations pursuant to these Arbitration Provisions (one for an injunction or injunctions and a separate one for all other Claims). The parties to the Agreement hereby agree that these Arbitration Provisions are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or any other Exchange Document or declare the Agreement (or these Arbitration Provisions) or any other Exchange Document invalid or unenforceable pursuant to Section 29 of the 1934 Act or for any other reason is subject to these Arbitration Provisions. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in the Agreement.

2. Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Salt Lake County, Utah and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Paragraph 5 below (the “Appeal Right”), the parties agree that the award of the arbitrator rendered pursuant to Paragraph 4 below (the “Arbitration Award”) shall be (a) final and binding upon the parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Arbitration Award shall include default interest (as defined or otherwise provided for in the Note, “Default Interest”) (with respect to monetary awards) at the rate specified in the Note for Default Interest both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Salt Lake County, Utah.

3. The Arbitration Act. The parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B-11-101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Notwithstanding the foregoing, pursuant to, and to the maximum extent permitted by, Section 105 of the Arbitration Act, in the event of conflict or variation between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control and the parties hereby waive or otherwise agree to vary the effect of all requirements of the Arbitration Act that may conflict with or vary from these Arbitration Provisions.

4. Arbitration Proceedings. Arbitration between the parties will be subject to the following:

4.1 Initiation of Arbitration. Pursuant to Section 110 of the Arbitration Act, the parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under Section 11.19 of the Agreement (the “Notice Provision”); provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered to such other party under the Notice Provision (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to the Notice Provision or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

4.2 Selection and Payment of Arbitrator.

(a) Within ten (10) calendar days after the Service Date, Holder shall select and submit to Company the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three (3) designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within five (5) calendar days after Holder has submitted to Company the names of the Proposed Arbitrators, Company must select, by written notice to Holder, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Company fails to select one of the Proposed Arbitrators in writing within such 5-day period, then Holder may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Company.

(b) If Holder fails to submit to Company the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to subparagraph (a) above, then Company may at any time prior to Holder so designating the Proposed Arbitrators, identify the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Holder. Holder may then, within five (5) calendar days after Company has submitted notice of its Proposed Arbitrators to Holder, select, by written notice to Company, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Holder fails to select in writing and within such 5-day period one (1) of the three (3) Proposed Arbitrators selected by Company, then Company may select the arbitrator from its three (3) previously selected Proposed Arbitrators by providing written notice of such selection to Holder.

(c) If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Paragraph 4.2.

(d) The date that the Proposed Arbitrator selected pursuant to this Paragraph 4.2 agrees in writing (including via email) delivered to both parties to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”. If an arbitrator resigns or is unable to act during the Arbitration, a replacement arbitrator shall be chosen in accordance with this Paragraph 4.2 to continue the Arbitration. If Utah ADR Services ceases to exist or to provide a list of neutrals and there is no successor thereto, then the arbitrator shall be selected under then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 4.10 below, the cost of the arbitrator must be paid equally by both parties. Subject to Paragraph 4.10 below, if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

4.3 Applicability of Certain Utah Rules. The parties agree that the Arbitration shall be conducted generally in accordance with the Utah Rules of Civil Procedure and the Utah Rules of Evidence. More specifically, the Utah Rules of Civil Procedure shall apply, without limitation, to the filing of any pleadings, motions or memoranda, the conducting of discovery, and the taking of any depositions. The Utah Rules of Evidence shall apply to any hearings, whether telephonic or in person, held by the arbitrator. Notwithstanding the foregoing, it is the parties’ intent that the incorporation of such rules will in no event supersede these Arbitration Provisions. In the event of any conflict between the Utah Rules of Civil Procedure or the Utah Rules of Evidence and these Arbitration Provisions, these Arbitration Provisions shall control.

4.4 Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting party stating that the arbitrator will enter a default award against such party if such party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

4.5 Related Litigation. The party that delivers the Arbitration Notice to the other party shall have the option to also commence concurrent legal proceedings with any state or federal court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (a) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (b) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an Arbitration Award (or Appeal Panel Award (defined below), as applicable) hereunder, (c) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (d) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator (or of the Appeal Panel (defined below)) may be entered in such Litigation Proceedings pursuant to the Arbitration Act. In the event either party successfully petitions a court to compel arbitration, the losing party in such action shall be required to pay the prevailing party’s attorneys’ fees and costs incurred in connection with such action.

4.6 Discovery. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted as follows:

(a) Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking written discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i) To facts directly connected with the transactions contemplated by the Agreement.

(ii) To facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

(b) No party shall be allowed (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) document requests (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition. The costs associated with depositions will be borne by the party taking the deposition. The party defending the deposition will submit a notice to the party taking the deposition of the estimated attorneys’ fees that such party expects to incur in connection with defending the deposition. If the party defending the deposition fails to submit an estimate of attorneys’ fees within five (5) calendar days of its receipt of a deposition notice, then such party shall be deemed to have waived its right to the estimated attorneys’ fees. The party taking the deposition must pay the party defending the deposition the estimated attorneys’ fees prior to taking the deposition, unless such obligation is deemed to be waived as set forth in the immediately preceding sentence. If the party taking the deposition believes that the estimated attorneys’ fees are unreasonable, such party may submit the issue to the arbitrator for a decision. All depositions will be taken in Utah.

(c) All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other party. The party submitting the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. The receiving party will then be allowed, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, consistent with subparagraph (c) above, the arbitrator will within three (3) calendar days make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (i) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (ii) requires the responding party to respond to the discovery requests as limited by the arbitrator within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 5-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. Any party submitting any written discovery requests, including without limitation interrogatories, requests for production subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, before the responding party has any obligation to produce or respond to the same, unless such obligation is deemed waived as set forth above.

(d) In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(e) Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each party will be allowed a maximum of two (2) experts. Expert reports must contain the following: (i) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (ii) the expert’s name and qualifications, including a list of all the expert’s publications within the preceding ten (10) years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. The parties are entitled to depose any other party’s expert witness one (1) time for no more than four (4) hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

4.7 Dispositive Motions. Each party shall have the right to submit dispositive motions pursuant Rule 12 or Rule 56 of the Utah Rules of Civil Procedure (a “Dispositive Motion”). The party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other party a memorandum in support (the “Memorandum in Support”) of the Dispositive Motion. Within seven (7) calendar days of delivery of the Memorandum in Support, the other party shall deliver to the arbitrator and to the other party a memorandum in opposition to the Memorandum in Support (the “Memorandum in Opposition”). Within seven (7) calendar days of delivery of the Memorandum in Opposition, as applicable, the party that submitted the Memorandum in Support shall deliver to the arbitrator and to the other party a reply memorandum to the Memorandum in Opposition (“Reply Memorandum”). If the applicable party shall fail to deliver the Memorandum in Opposition as required above, or if the other party fails to deliver the Reply Memorandum as required above, then the applicable party shall lose its right to so deliver the same, and the Dispositive Motion shall proceed regardless.

4.8 Confidentiality. All information disclosed by either party (or such party’s agents) during the Arbitration process (including without limitation information disclosed during the discovery process or any Appeal (defined below)) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party (or its agents) during the Arbitration process (including without limitation during the discovery process or any Appeal) unless (a) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party or its agents, (b) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure, or (c) such information is disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

4.9 Authorization; Timing; Scheduling Order. Subject to all other sections of these Arbitration Provisions, the parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the Arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the parties hereby agree that an Arbitration Award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 120-day period.

4.10 Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

4.11 Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration.

4.12 Motion to Vacate. Following the entry of the Arbitration Award, if either party desires to file a Motion to Vacate the Arbitration Award with a court in Salt Lake County, Utah, it must do so within the earlier of: (a) thirty (30) days of entry of the Arbitration Award; and (b) in response to the prevailing party’s Motion to Confirm the Arbitration Award.

5. Arbitration Appeal.

5.1 Initiation of Appeal. Following the entry of the Arbitration Award, either party (the “Appellant”) shall have a period of thirty (30) calendar days in which to notify the other party (the “Appellee”), in writing, that the Appellant elects to appeal (the “Appeal”) the Arbitration Award (such notice, an “Appeal Notice”) to a panel of arbitrators as provided in Paragraph 5.2 below. The date the Appellant delivers an Appeal Notice to the Appellee is referred to herein as the “Appeal Date”. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Paragraph 4.1 above with respect to delivery of an Arbitration Notice. In addition, together with delivery of the Appeal Notice to the Appellee, the Appellant must also pay for (and provide proof of such payment to the Appellee together with delivery of the Appeal Notice) a bond in the amount of 110% of the sum the Appellant owes to the Appellee as a result of the Arbitration Award the Appellant is appealing. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Paragraph 5.1, the Appeal will occur as a matter of right and, except as specifically set forth herein, will not be further conditioned. In the event a party does not deliver an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline prescribed in this Paragraph 5.1, such party shall lose its right to appeal the Arbitration Award. The Arbitration Award will be considered final until the Appeal Notice has been properly delivered and the applicable appeal bond has been posted (along with proof of payment of the applicable bond). The parties acknowledge and agree that any Appeal shall be deemed part of the parties’ agreement to arbitrate for purposes of these Arbitration Provisions and the Arbitration Act.

5.2 Selection and Payment of Appeal Panel. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of Paragraph 5.1 above, the Appeal will be heard by a three (3) person arbitration panel (the “Appeal Panel”).

(a) Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) designated persons hereunder are referred to herein as the “Proposed Appeal Arbitrators”). For the avoidance of doubt, each Proposed Appeal Arbitrator must be qualified as a “neutral” with Utah ADR Services, and shall not be the arbitrator who rendered the Arbitration Award being appealed (the “Original Arbitrator”). Within five (5) calendar days after the Appellee has submitted to the Appellant the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such 5-day period, then the Appellee may select such three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

(b) If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to subparagraph (a) above, then the Appellant may at any time prior to the Appellee so designating the Proposed Appeal Arbitrators, identify the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service (none of whom may be the Original Arbitrator) by written notice to the Appellee. The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators to the Appellee, select, by written notice to the Appellant, three (3) of such selected arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such 5-day period three (3) of the arbitrators selected by the Appellant to serve as the members of the Appeal Panel, then the Appellant may select the three (3) members of the Appeal Panel from the Appellant’s list of five (5) arbitrators by providing written notice of such selection to the Appellee.

(c) If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the party that selected such Proposed Appeal Arbitrator may select one (1) of the other five (5) designated Proposed Appeal Arbitrators within three (3) calendar days of the date a chosen Proposed Appeal Arbitrator declines or notifies the parties he or she is unable to serve as an arbitrator. If at least three (3) of the five (5) designated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall begin again in accordance with this Paragraph 5.2; provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

(d) The date that all three (3) Proposed Appeal Arbitrators selected pursuant to this Paragraph 5.2 agree in writing (including via email) delivered to both the Appellant and the Appellee to serve as members of the Appeal Panel hereunder is referred to herein as the “Appeal Commencement Date”. No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including via email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to serve as the lead arbitrator in the Appeal proceedings. Each member of the Appeal Panel shall be deemed an arbitrator for purposes of these Arbitration Provisions and the Arbitration Act, provided that, in conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval or vote of no less than the majority vote of its members, as announced or communicated by the lead arbitrator on the Appeal Panel. If an arbitrator on the Appeal Panel ceases or is unable to act during the Appeal proceedings, a replacement arbitrator shall be chosen in accordance with Paragraph 5.2 above to continue the Appeal as a member of the Appeal Panel. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrators for the Appeal Panel shall be selected under then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 5.7 below, the cost of the Appeal Panel must be paid entirely by the Appellant.

5.3 Appeal Procedure. The Appeal will be deemed an appeal of the entire Arbitration Award. In conducting the Appeal, the Appeal Panel shall conduct a de novo review of all Claims described or otherwise set forth in the Arbitration Notice. Subject to the foregoing and all other provisions of this Paragraph 5, the Appeal Panel shall conduct the Appeal in a manner the Appeal Panel considers appropriate for a fair and expeditious disposition of the Appeal, may hold one or more hearings and permit oral argument, and may review all previous evidence and discovery, together with all briefs, pleadings and other documents filed with the Original Arbitrator (as well as any documents filed with the Appeal Panel pursuant to Paragraph 5.4(a) below). Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the parties to conduct any additional discovery or raise any new Claims to be arbitrated, shall not permit new witnesses or affidavits, and shall not base any of its findings or determinations on the Original Arbitrator’s findings or the Arbitration Award.

5.4 Timing.

(a) Within seven (7) calendar days of the Appeal Commencement Date, the Appellant (i) shall deliver or cause to be delivered to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the Arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material Appellee shall have the right to review and supplement if necessary), and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a Memorandum in Support of the Appellant’s arguments concerning or position with respect to all Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration. Within seven (7) calendar days of the Appellant’s delivery of the Memorandum in Support, as applicable, the Appellee shall deliver to the Appeal Panel and to the Appellant a Memorandum in Opposition to the Memorandum in Support. Within seven (7) calendar days of the Appellee’s delivery of the Memorandum in Opposition, as applicable, the Appellant shall deliver to the Appeal Panel and to the Appellee a Reply Memorandum to the Memorandum in Opposition. If the Appellant shall fail to substantially comply with the requirements of clause (i) of this subparagraph (a), the Appellant shall lose its right to appeal the Arbitration Award, and the Arbitration Award shall be final. If the Appellee shall fail to deliver the Memorandum in Opposition as required above, or if the Appellant shall fail to deliver the Reply Memorandum as required above, then the Appellee or the Appellant, as the case may be, shall lose its right to so deliver the same, and the Appeal shall proceed regardless.

(b) Subject to subparagraph (a) above, the parties hereby agree that the Appeal must be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel must render its decision within thirty (30) calendar days after the Appeal is heard (and in no event later than sixty (60) calendar days after the Appeal Commencement Date).

5.5 Appeal Panel Award. The Appeal Panel shall issue its decision (the “Appeal Panel Award”) through the lead arbitrator on the Appeal Panel. Notwithstanding any other provision contained herein, the Appeal Panel Award shall (a) supersede in its entirety and make of no further force or effect the Arbitration Award (provided that any protective orders issued by the Original Arbitrator shall remain in full force and effect), (b) be final and binding upon the parties, with no further rights of appeal, (c) be the sole and exclusive remedy between the parties regarding any Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration, and (d) be promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Appeal Panel Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Appeal Panel Award shall include Default Interest (with respect to monetary awards) at the rate specified in the Note for Default Interest both before and after the Arbitration Award. Judgment upon the Appeal Panel Award will be entered and enforced by a state or federal court sitting in Salt Lake County, Utah.

5.6 Relief. The Appeal Panel shall have the right to award or include in the Appeal Panel Award any relief which the Appeal Panel deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the Appeal Panel may not award exemplary or punitive damages.

5.7 Fees and Costs. As part of the Appeal Panel Award, the Appeal Panel is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration and the Appeal Panel, and (b) reimburse the prevailing party (the party being awarded the most amount of money by the Appeal Panel, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any part) the reasonable attorneys’ fees, arbitrator and Appeal Panel costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration (including without limitation in connection with the Appeal).

6. Miscellaneous.

6.1 Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

6.2 Governing Law. These Arbitration Provisions shall be governed by the laws of the State of Utah without regard to the conflict of laws principles therein.

6.3 Interpretation. The headings of these Arbitration Provisions are for convenience of reference only and shall not form part of, or affect the interpretation of, these Arbitration Provisions.

6.4 Waiver. No waiver of any provision of these Arbitration Provisions shall be effective unless it is in the form of a writing signed by the party granting the waiver.

6.5 Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions.

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